CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Trustees of
  Frank Russell Investment Company:

We consent to the incorporation by reference in the Registration Statement of Frank Russell Investment Company on Form N-14 of our reports dated February 17, 1998, on our audits of the financial statements and financial highlights of the Fund (comprised of Equity I Fund, Equity II Fund, Equity III Fund, Equity Q Fund, International Fund, Fixed Income I Fund, Fixed Income II Fund, Fixed Income III Fund, Diversified Equity Fund, Special Growth Fund, Equity Income Fund, Quantitative Equity Fund, International Securities Fund, Diversified Bond Fund, Volatility Constrained Bond Fund and Multistrategy Bond Fund) which reports are included in the Annual Reports to the shareholders for the year ended December 31, 1997, which are incorporated by reference in the Registration Statement.


Boston, Massachusetts
PricewaterhouseCoopers LLP
September 10, 1998